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                                                                    EXHIBIT 99.2


                             INCENTIVE STOCK OPTION



                    , Optionee:
--------------------

        ALLAYER COMMUNICATIONS (the "Company"), pursuant to its 1997 Equity Incentive Plan (the "Plan"), has granted to you, the optionee named above, an option to purchase shares of the Company's common stock ("Common Stock"). This option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors or consultants and is intended to comply with the provisions of (i) Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and (ii) Section 25102(o) of the California Corporations Code. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

        The details of your option are as follows:

1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is __________________ (_________).

        (a) VESTING. Subject to the limitations contained herein, 25% of the option shares will vest (become exercisable) on each of the first, second, third and fourth anniversaries of your "Vesting Commencement Date" until either (i) you cease to provide services to the Company for any reason, or (ii) this option becomes fully vested. Your "Vesting Commencement Date" shall be _________________, 2000.

2.      EXERCISE PRICE AND METHOD OF PAYMENT.

        (a) EXERCISE PRICE. The exercise price of this option is _____________ ($_______ ) per share, being not less than the Fair Market Value of the Common Stock on the date of grant of this option.

        (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                (i) Payment of the exercise price per share in cash (including check) at the time of exercise;

                (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock,



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results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

                (iii) Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

                (iv) Payment by a combination of the methods of payment permitted by subparagraphs 3(b)(i) through 3(b)(iii) above.

3.      EXERCISE PRIOR TO VESTING PERMITTED.

        (a) CONDITIONS OF EARLY EXERCISE. Subject to the provisions of this option you may elect at any time during your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company, to exercise the option as to any part or all of the shares subject to this option at any time during the term hereof, including without limitation, a time prior to the date of earliest exercise ("vesting") stated in paragraph 2 hereof; provided, however, that:

                (i) a partial exercise of this option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

                (ii) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Early Exercise Stock Purchase Agreement attached hereto; and

                (iii) you shall enter into an Early Exercise Stock Purchase Agreement in the form attached hereto with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

                (iv) this option shall not be exercisable under this paragraph 4 to the extent such exercise would cause the aggregate fair market value of any shares subject to incentive stock options granted you by the Company or any Affiliate of the Company (valued as of their grant date) which would become exercisable for the first time during any calendar year to exceed $100,000.

        (b) EXPIRATION OF EARLY EXERCISE ELECTION. The election provided in this paragraph 4 to purchase shares upon the exercise of this option prior to the vesting dates shall cease upon termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company and may not be exercised after the date thereof.



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4.      VESTED RIGHT OF REPURCHASE:

        (a) If you cease to provide services to the Company for any reason prior to the earlier of (i) two years following your Vesting Commencement Date or (ii) the Listing Date (the "Repurchase Termination Date"), the Company shall have the right (the "Repurchase Right") to repurchase all or any part of the vested shares exercised pursuant to this option at a price per share equal to the greater of (A) Fair Market Value per share at the time you ceased to provide services or (B) the exercise price. The Company shall exercise its Repurchase Right no later than (X) the ninety (90) day period following the date you ceased to provide services or (Y) such longer period agreed to by you and the Company (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Internal Revenue Code.

        (b) The Company shall be entitled to pay for any shares purchased pursuant to its Repurchase Right at the Company's option in cash or by cancellation of indebtedness.

        (c) The Repurchase Right may be exercised by giving written notice of exercise delivered or mailed as provided on the acknowledgment page of this option. Upon providing of such notice and payment or tender of the purchase price, the Company shall become the legal and beneficial owner of the shares of stock being repurchased and all rights and interests therein or related thereto.

        (d) In addition, and without limiting the foregoing Repurchase Right, if at any time during the term of the Repurchase Right, there occurs: (a) a dissolution or liquidation of the Company; (b) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of other securities, cash or otherwise; or (d) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then the Repurchase Right may be assigned to any successor of the Company, and the Repurchase Right shall apply if Purchaser shall cease for any reason to be an employee of such successor on the same basis as set forth above.

        (e) If from time to time during the term of the Repurchase Right there is any stock dividend or liquidating dividend or distribution of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of the Company, then, in such event, any and all new, substituted or additional securities or other property to which you are entitled by reason of your ownership of stock issued pursuant to exercise of this option will be immediately subject to the Repurchase Right. While the total price to be paid upon exercise of the Repurchase Right shall remain the same after each such event, the price per share of stock upon exercise of the Repurchase Right shall be appropriately adjusted.

        (f) The Repurchase Right shall be exerciseable for less than all of your vested shares only with your consent.

        (g) In the event that this option is exercised prior to the Repurchase Termination Date otherwise than pursuant to Section 4, appropriate measures shall be take upon exercise with



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respect to the execution of blank stock assignments separate from certificate and delivery of the shares subject to the Repurchase Right into escrow as the Company shall reasonably request in order to protect its Repurchase Right hereunder.

5. MINIMUM NUMBER EXERCISABLE/WHOLE SHARES. The minimum number of shares with respect to which this option may be exercisable at any one time is one hundred (100), except (a) as to an installment subject to exercise which amounts to fewer than one hundred (100) shares, in which case, as to the exercise of that installment, the number of shares in such installment shall be the minimum number of shares, and (b) with respect to the final exercise of this option this minimum shall not apply. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

7. TERM. The term of this option commences on _________________, 2000 the date of grant, and expires on _________________, 2010 (the "Expiration Date"), which date shall be no more than ten (10) years from date this option is granted, unless this option expires sooner as set forth below or in the Plan. In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company unless one of the following circumstances exists:

        (a) Your termination of Continuous Status as an Employee, Director or Consultant is due to your disability. This option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Status as an Employee, Director or Consultant. You should be aware that if your disability is not considered a permanent and total disability within the meaning of Section 422(c)(6) of the Code, and you exercise this option more than three (3) months following the date of your termination of employment, your exercise will be treated for tax purposes as the exercise of a "nonstatutory stock option" instead of an "incentive stock option" under the federal tax laws.

        (b) Your termination of Continuous Status as an Employee, Director or Consultant is due to your death or your death occurs within three (3) months following your termination of Continuous Status as an Employee, Director or Consultant for any other reason. This option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

        (c) If during any part of such three (3)-month period you may not exercise your option solely because of the condition set forth in paragraph 6 above, then your option will not expire until the earlier of the Expiration Date set forth above or until this option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Status as an Employee, Director or Consultant.



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        (d) If your exercise of the option within three (3) months after termination of your Continuous Status as an Employee, Director or Consultant with the Company or with an Affiliate of the Company would result in liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, then your option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company.

        However, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Director or Consultant under the provisions of paragraph 2 of this option.

        In order to obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or an Affiliate of the Company, except in the event of your death or permanent and total disability. The Company has provided for continued vesting or extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an "incentive stock option" if you provide services to the Company or an Affiliate of the Company as a consultant or exercise your option more than three (3) months after the date your employment with the Company and all Affiliates of the Company terminates.

8.      EXERCISE.

        (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subsection 6(f) of the Plan.

        (b) By exercising this option you agree that:

                (i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

                (ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option; and

                (iii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell or otherwise transfer or dispose of any shares of



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Common Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date (the "Effective Date") of the registration statement of the Company filed under the Securities Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

9. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

10. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective stockholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

11. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

12. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.



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        Dated the ____________ day of _____________________________, 2000.

                                       Very truly yours,

                                       ALLAYER COMMUNICATIONS


                                       By ______________________________________
                                              Duly authorized on behalf
                                              of the Board of Directors


ATTACHMENTS:

        1997 Equity Incentive Plan
        Regulation 260.141.11



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The undersigned:

        (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

        (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only:

        NONE
                --------------------
                (Initial)


        OTHER
                ---------------------------------

                ---------------------------------

                ---------------------------------

        (c) Acknowledges receipt of a copy of Section 260.141.11 of Title 10 of the California Code of Regulations.


                                       -----------------------------------------
                                       OPTIONEE

                                       Address:
                                                  ------------------------------

                                                  ------------------------------



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              STATE OF CALIFORNIA - CALIFORNIA ADMINISTRATIVE CODE

         TITLE 10. Investment - Chapter 3. Commissioner of Corporations

260.141.11: RESTRICTION ON TRANSFER. (a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6,
260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

(b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section
260.141.12 of these rules), except:

        (1)  to the issuer;

        (2)  pursuant to the order or process of any court;

        (3) to any person described in subdivision (i) of Section 25102 of the Code or Section 260.105.14 of these rules;

        (4) to the transferor's ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor's ancestors, descendants, or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee's ancestors, descendants or spouse;

        (5)  to holders of securities of the same class of the same issuer;

        (6)  by way of gift or donation inter vivos or on death;

        (7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

        (8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or a member of an underwriting syndicate or selling group;

        (9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner's written consent is obtained or under this rule not required;

        (10) by way of a sale qualified under Sections 25111, 25112, 25113, or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision (a) of Section 25143 is in effect with respect to such qualification;

        (11) by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

        (12) by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code, provided that no order under Section 25140 or Subdivision (a) of Section 25143 is in effect with respect to such qualification;

        (13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

        (14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or

        (15) by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

        (16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities;

        (17) by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of
             Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c) The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

        "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."